SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 6)

LIN MEDIA LLC

(Name of Issuer)

Class A Common Shares

(Title of Class of Securities)

532771102

(CUSIP Number)

Hicks Muse Fund III Incorporated

2100 McKinney Avenue, Suite 1600

Dallas, Texas 75201

Telephone Number: (214) 740-7300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

Denise M. Parent LIN Media LLC 701 Brazos Street, Suite 800 Austin, Texas 78701 (512) 774-6110	Robert L. Kimball Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201 (214) 220-7700

June 12, 2014

(Date of Event which Requires Filing of this Statement)

(Note: This Amendment No. 6 is not required at this time; it is filed voluntarily.)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 53277102

1	Name of reporting person: Hicks, Muse, Tate & Furst Equity Fund III, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 16,195,612 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 16,195,612 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 16,195,612 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 29.2% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: HM3/GP Partners, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 16,195,612 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 16,195,612 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 16,195,612 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 29.2% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks Muse GP Partners III, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 16,407,399 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 16,407,399 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 16,407,399 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 29.6% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks Muse Fund III Incorporated
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 16,407,399 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 16,407,399 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 16,407,399 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 29.6% (See Item 5)
14	Type of reporting person (see instructions) CO

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: HM3 Coinvestors, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 211,787 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 211,787 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 211,787 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.4% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks, Muse & Co. Partners, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 114,586 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 114,586 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 114,586 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.2% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: HM Partners Inc.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 114,586 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 114,586 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 114,586 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.2% (See Item 5)
14	Type of reporting person (see instructions) CO

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks, Muse, Tate & Furst Equity Fund IV, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 4,193,504 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 4,193,504 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 4,193,504 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 7.6% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 28,207 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 28,207 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 28,207 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.1% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: HM4 Partners, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 4,221,711 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 4,221,711 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 4,221,711 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 7.6% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks, Muse GP Partners IV, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 65,079 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 65,079 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 65,079 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.1% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks, Muse Latin America Fund I Incorporated
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 4,221,711 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 4,221,711 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 4,221,711 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 7.6% (See Item 5)
14	Type of reporting person (see instructions) CO

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: HM4-EQ Coinvestors, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 65,079 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 65,079 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 65,079 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.1% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks, Muse GP Partners L.A., L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 4,221,711 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 4,221,711 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 4,221,711 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 7.6% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Hicks, Muse Fund IV, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 65,079 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 65,079 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 65,079 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.1% (See Item 5)
14	Type of reporting person (see instructions) OO

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Muse Family Enterprises, Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0 (See Item 5)
	8	Shared voting power 1,255 (See Item 5)
	9	Sole dispositive power 0 (See Item 5)
	10	Shared dispositive power 1,255 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 1,255 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.002% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: JRM Interim Investors, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0 (See Item 5)
	8	Shared voting power 9,013 (See Item 5)
	9	Sole dispositive power 0 (See Item 5)
	10	Shared dispositive power 9,013 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 9,013 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.02% (See Item 5)
14	Type of reporting person (see instructions) PN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: JRM Management Company, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization Texas
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0 (See Item 5)
	8	Shared voting power 10,268 (See Item 5)
	9	Sole dispositive power 0 (See Item 5)
	10	Shared dispositive power 10,268 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 10,268 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 0.02% (See Item 5)
14	Type of reporting person (see instructions) OO

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: John R. Muse
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 87,683 (See Item 5)
	8	Shared voting power 20,819,043 (See Item 5)
	9	Sole dispositive power 82,283 (See Item 5)
	10	Shared dispositive power 20,819,043 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 20,906,726 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 37.7% (See Item 5)
14	Type of reporting person (see instructions) IN

*	Voluntary, not mandatory

CUSIP NO. 53277102

1	Name of reporting person: Andrew S. Rosen
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions): N/A
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or (2) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 20,808,775 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 20,808,775 (See Item 5)
11	Aggregate amount beneficially owned by each reporting person 20,808,775 (See Item 5)
12	Check if the aggregate amount in row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in row (11) 37.6% (See Item 5)
14	Type of reporting person (see instructions) IN

*	Voluntary, not mandatory

This Amendment No. 6 is being filed voluntarily and does not constitute an admission that any material change has occurred for purposes of Rule 13d-2(a) under the Securities Exchange Act of 1934. Only the item that is hereby reported is amended; all other items remain unchanged.

Item 4. Purpose of Transaction

Item 4 is amended to add the following:

The Filing Parties hold the Company’s securities for investment. The Filing Parties may convert their Class B common shares (and as a result, their Class C common share) into Class A common shares from time to time and may sell such Class A common shares from time to time. In addition, the Filing Parties may sell their Class B common shares or Class C common share from time to time.

On June 12, 2014, the Filing Parties gave notice to convert 3,000,000 Class B common shares into 3,000,000 Class A common shares and deposited such 3,000,000 Class A common shares into a plan of disposition adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. None of the Filing Parties currently has any plan or proposal to acquire additional securities of the Company, except pursuant to stock-based awards that Mr. Muse may receive as a director of the Company. The Filing Parties will continually review their investment in the Company’s securities and, subject to market conditions, general economic conditions, contractual and legal restrictions and other factors, any Filing Party may in the future determine to acquire additional securities of the Company.

Except as set forth in this Item 4, the Filing Parties have no present plans or proposals that relate to or that would result in any actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act. The Filing Parties reserve the right to change their investment intent.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.

	By:	HM3/GP Partners, L.P., its general partner

	By:	Hicks, Muse GP Partners III, L.P., its general partner

	By:	Hicks Muse Fund III Incorporated, its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HM3/GP PARTNERS, L.P.

	By:	Hicks, Muse GP Partners III, L.P., its general partner

	By:	Hicks Muse Fund III Incorporated, its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS MUSE GP PARTNERS III, L.P.

	By:	Hicks Muse Fund III Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS MUSE FUND III INCORPORATED

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HM3 COINVESTORS, L.P.

	By:	Hicks Muse GP Partners III, L.P., its general partner

	By:	Hicks Muse Fund III Incorporated, its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS, MUSE & CO. PARTNERS, L.P.

	By:	HM Partners Inc.,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HM PARTNERS INC.

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.

	By:	HM4 Partners, L.P.,
its general partner

	By:	Hicks, Muse GP Partners L.A., L.P.,
its general partner

	By:	Hicks, Muse Latin America Fund I Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.

	By:	HM4 Partners, L.P.,
its general partner

	By:	Hicks, Muse GP Partners L.A., L.P.,
its general partner

	By:	Hicks, Muse Latin America Fund I Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HM4 PARTNERS, L.P.

	By:	Hicks, Muse GP Partners L.A., L.P.,
its general partner

	By:	Hicks, Muse Latin America Fund I Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS, MUSE GP PARTNERS L.A., L.P.

	By:	Hicks, Muse Latin America Fund I Incorporated,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS, MUSE LATIN AMERICA FUND I INCORPORATED

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HM4-EQ COINVESTORS, L.P.

	By:	Hicks, Muse GP Partners IV, L.P.,
its general partner

	By:	Hicks, Muse Fund IV, LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS, MUSE GP PARTNERS IV, L.P.

	By:	Hicks, Muse Fund IV, LLC,
its general partner

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	HICKS, MUSE FUND IV, LLC

	By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	MUSE FAMILY ENTERPRISES, LTD.

	By:	JRM Management Company, LLC,
its general partner

	By:	/s/ John R. Muse
John R. Muse
President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	JRM INTERIM INVESTORS, L.P.

	By:	JRM Management Company, LLC,
its general partner

	By:	/s/ John R. Muse
John R. Muse
President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014	JRM MANAGEMENT COMPANY, LLC

	By:	/s/ John R. Muse
John R. Muse
President

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014

/s/ John R. Muse
John R. Muse

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 19, 2014

/s/ Andrew S. Rosen
Andrew S. Rosen